EXHIBIT 99.1

Media Contacts:
Jeff Baker	Bill Bartkowski
President and CEO	Partner
Analysts International	MeritViewPartners
Phone: (952) 835-5900	Phone: (612) 605-8616
jpbaker@analysts.com	bartkowski@meritviewpartners.com

Analysts International Reports Results for Third Quarter 2006

MINNEAPOLIS — October 26, 2006— Analysts International (NASDAQ: ANLY) reported its financial results for the three and nine-month periods ended September 30, 2006. Revenues totaled $85.5 million for the third quarter, compared to $78.2 million for the comparable quarter a year ago and $87.9 million for the second quarter. These results are consistent with the preliminary results the Company announced on October 16, 2006 and below the Company’s previously issued third quarter guidance of $88 million to $90 million of revenue. For the quarter, the Company reported a net loss of $(522,000), or $(.02) per diluted share, compared to a net loss of $(15.6) million or $(.63) per diluted share for the third quarter of 2005, which included $13.3 million or $(.54) per diluted share of special charges.

For the nine months ended September 30, 2006, the Company reported revenues of $260.2 million compared to $236.4 million for the comparable period last year. The net loss for the period was $(526,000), or $(.02) per diluted share, compared to a net loss of $(18.7) million, or $(.76) per diluted share for the comparable period of 2005, including merger-related costs and other special charges totaling $14.9 million or $(.61) per diluted share.

Analysts will host a conference call today at 9:30 a.m. CT to discuss these results in detail and answer questions participants may have. Interested parties may access the call by dialing 1-888-694-4767 or 1-973-582-2751 for international participants a few minutes before the scheduled start and ask for the Analysts International conference call moderated by Company President and CEO, Jeff Baker. The call may also be accessed via the internet at www.analysts.com, where it will be archived. Interested parties can also hear a replay of the call from 11:30 a.m. CT on October 26, 2006 until 10:59 p.m. CT on November 2, 2006, by calling 1-877-519-4471 and using access code 7959349. The Company will also file an 8-K with the Securities and Exchange Commission that will provide a full transcript of the prepared remarks delivered on the call.

About Analysts International
Headquartered in Minneapolis, Analysts International is a diversified IT services company. In business since 1966, the company has sales and customer support offices in the United States and Canada. Lines of business include Full Service Staffing, which provides high demand resources for supporting a client's IT staffing needs; Solutions Services, which provides business solutions and network infrastructure services; Managed IT Services and Government Solutions. The company partners with best-in-class IT organizations, allowing access to a wide range of expertise, resources and expansive geographical reach. For more information, visit www.analysts.com.

(Financials follow)

Analysts International Corporation
Consolidated Statements of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
(in thousands except per share amounts)	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Revenue:
Provided directly	$65,655	$65,042	$196,969	$197,359
Provided through subsuppliers	12,470	7,757	40,194	22,874
Product sales	7,355	5,445	23,064	16,214
Total revenue	85,480	78,244	260,227	236,447

Expenses:
Salaries, contracted services and direct charges	64,333	59,261	195,443	177,220
Cost of product sales	6,450	4,820	20,202	14,731
Selling, administrative and other operating costs	14,876	16,031	44,200	47,395
Merger related costs	(83)	1,225	(327)	2,113
Restructuring and other severance related costs	(39)	3,161	(54)	3,904
Asset write-off	--	1,817	--	1,817
Goodwill impairment	--	7,050	--	7,050
Amortization of intangible assets	266	342	786	729

Operating loss	(323)	(15,463)	(23)	(18,512)
Non-operating income	5	4	114	26
Interest expense	194	125	586	179

Loss before income taxes	(512)	(15,584)	(495)	(18,665)
Income tax expense	10	--	31	--
Net loss	$(522)	$(15,584)	$(526)	$(18,665)

Per common share:
Basic loss	$(.02)	$(.63)	$(.02)	$(.76)
Diluted loss	$(.02)	$(.63)	$(.02)	$(.76)

Average common shares outstanding	24,662	24,565	24,631	24,462
Average common and common equivalent shares outstanding	24,662	24,565	24,631	24,462

Analysts International Corporation
Consolidated Balance Sheets

(in thousands)	September 30, 2006 (unaudited)	December 31, 2005
Assets

Current assets:
Cash and cash equivalents	$143	$64
Accounts receivable, less allowance for doubtful accounts	71,566	66,968
Other current assets	2,347	2,383
Total current assets	74,056	69,415

Property and equipment, net	3,413	4,056
Intangible assets	11,512	12,298
Goodwill	11,799	11,799
Other assets	3,628	4,436
Total assets	$104,408	$102,004

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$23,295	$24,581
Salaries and vacations	5,679	8,260
Line of credit	11,422	5,000
Deferred revenue	1,078	1,645
Restructuring accrual, current portion	535	971
Self-insured health care reserves and other amounts	3,591	2,242
Deferred compensation	172	534
Total current liabilities	45,772	43,233

Non-current liabilities:
Deferred compensation	2,274	1,878
Restructuring accrual	203	581

Shareholders’ equity	56,159	56,312
	$104,408	$102,004

Analysts International Corporation
Reconciliation of non-GAAP Financial Measures
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net loss as reported	$(522)	$(15,584)	$(526)	$(18,665)

Plus:
Depreciation	629	699	1,809	2,084
Amortization	266	342	786	729
Interest expense	194	125	586	179
Merger related costs	(83)	1,225	(327)	2,113
Restructuring and severance related costs	(39)	3,161	(54)	3,904
Asset write-off	--	1,817	--	1,817
Goodwill impairment	--	7,050	--	7,050
Income tax expense	10	--	31	--

Less:
Interest income	(5)	(4)	(15)	(26)

Adjusted EBITDA*	$450	$(1,169)	$2,290	$(815)

*To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP financial measure of Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) which is adjusted from results based on GAAP to exclude certain items. We have excluded the special costs associated with our attempted merger with Computer Horizons, our restructuring and severance-related costs, asset write-off, and goodwill impairment to provide a meaningful comparison between current results and prior reported results. This non-GAAP financial measure is provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future. This measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The non-GAAP financial measure included in this press release has been reconciled to the nearest GAAP measure.

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